As filed with the Securities and Exchange Commission on August 21, 2014

Registration No. 333-193430

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-193430

ZIPREALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	6531	94-3319956
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 300

Emeryville, California 94608

(510) 735-2600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marilyn J. Wasser

Executive Vice President and General Counsel

Realogy Group LLC

175 Park Avenue, Madison, NJ 07940

(973) 407-5370

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (File No. 333-193430) of ZipRealty, Inc., a Delaware corporation (“ZipRealty”) (the “Registration Statement”), declared effective on February 13, 2014. ZipRealty is filing this Post-Effective Amendment to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by ZipRealty and the selling securityholders pursuant to the above referenced Registration Statement.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2014, by and among Realogy Group, LLC, a Delaware limited liability company (“Realogy”), Honeycomb Acquisition, Inc., a Delaware corporation (“Purchaser”), and ZipRealty, on August 14, 2014, Purchaser merged with and into ZipRealty (the “Merger”), with ZipRealty surviving as a wholly-owned indirect subsidiary of Realogy. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of ZipRealty’s common stock, par value $0.001 per share (“Share”), then outstanding (other than Shares held by any stockholders who were entitled to and who properly demanded appraisal in connection with the Merger) was converted into the right to receive $6.75 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, except for Shares then owned by Realogy or Purchaser and Shares held in treasury of ZipRealty, which Shares were cancelled and retired and ceased to exist, and no consideration will be delivered in exchange therefor.

As a result of the consummation of the transactions contemplated by the Merger Agreement, ZipRealty has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by ZipRealty in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, ZipRealty hereby removes and withdraws from registration any and all securities of ZipRealty registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on the 21st day of August, 2014.

ZIPREALTY, INC.

By:	/s/ Charles C. Baker
Charles C. Baker Chief Executive Officer

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